Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

W. P. Carey Inc.

and

NET LEASE OFFICE PROPERTIES

dated as of

October 31, 2023

i

ii

Section 12.15	Exhibits and Schedules	36
Section 12.16	Exclusivity of Tax Matters	36

Exhibit A:	NLOP Subsidiaries

Exhibit B:	Tax Matters Agreement

Exhibit C:	US Advisory Agreement

Exhibit D:	European Advisory Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of October 31, 2023, by and between W. P. Carey Inc., a Maryland corporation (“WPC”), and Net Lease Office Properties, a Maryland real estate investment trust and wholly owned subsidiary of WPC (“NLOP”). WPC and NLOP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, WPC, through its Subsidiaries, has previously acquired the NLOP Assets;

WHEREAS, the board of directors of WPC has determined that it is advisable and in the best interests of WPC to cause the NLOP Assets to be owned by NLOP and its Subsidiaries and to establish NLOP as an independent publicly traded company; and

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect the separation of WPC and NLOP by distributing to the holders of WPC’s outstanding shares of common stock, par value $0.001 per share (“WPC Common Stock”), on a pro rata basis, all of the common shares of beneficial interest, $0.001 par value per share, of NLOP (“NLOP Common Shares”), owned by WPC as of the Distribution Date (which shall represent 100% of the issued and outstanding NLOP Common Shares).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 10.3(a).

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that, following the Distribution, (a) no member of the NLOP Group shall be deemed to be an Affiliate of any member of the WPC Group and (b) no member of the WPC Group shall be deemed to be an Affiliate of any member of the NLOP Group. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.6.

“Appellate Rules” has the meaning set forth in Section 10.3(g).

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the NLOP Group” has the meaning set forth in Section 9.2.

“Appropriate Member of the WPC Group” has the meaning set forth in Section 9.3.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Award” has the meaning set forth in Section 10.3(e).

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a)           that is required to be maintained in confidence by any Law or under any Contract;

(b)           concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c)           concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d)           constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e)           constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Deferred Asset” has the meaning set forth in Section 2.2(b).

“Deferred Liability” has the meaning set forth in Section 2.2(b).

“Distribution” means the transactions contemplated by Section 4.3.

“Distribution Agent” means Computershare Trust Company, N.A.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of WPC, in its sole and absolute discretion.

“Distribution Ratio” has the meaning set forth in Section 4.3(a).

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the WPC Group or the NLOP Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any WPC Indemnitee or any NLOP Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of WPC Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including general liability, property and casualty, environmental liability, umbrella, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)           received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b)           paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Insurance Termination Date” has the meaning set forth in Section 7.1(d).

“Insured Party” has the meaning set forth in Section 7.1(d).

“Intercompany Account” means any receivable, payable or loan between any member of the WPC Group, on the one hand, and any member of the NLOP Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the WPC Group and the NLOP Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract, whether or not in writing, between or among any member of the WPC Group, on the one hand, and any member of the NLOP Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the WPC Group or the NLOP Group is also a party.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Lenders” means JPMorgan Chase Bank, N.A., together with its successors and/or permitted assigns.

“Liabilities” means any and all Indebtedness, liabilities and obligations, including environmental liabilities, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Linked” has the meaning set forth in Section 2.6(a).

“Loss Party” has the meaning set forth in Section 7.1(d).

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Mortgaged Properties” means the real properties securing the NLOP Mortgage Loan.

“NLOP” has the meaning set forth in the preamble to this Agreement.

“NLOP Accounts” has the meaning set forth in Section 2.6(a).

“NLOP Advisors” means the NLOP US Advisor and the NLOP European Advisor, together with their Affiliates.

“NLOP Advisory Agreements” means the US Advisory Agreement and the European Advisory Agreement.

“NLOP Assets” means, except as set forth in Sections 2.5 and 2.6, all of the equity of the NLOP Subsidiaries and all of the other assets owned or to be owned by the NLOP Subsidiaries immediately following the transactions described in Section 2.1, including the assets set forth in Section 1.1(a) of the Disclosure Schedule, and all of the other Assets held or to be held by NLOP set forth on Section 1.1(b) of the Disclosure Schedule. For the avoidance of doubt, the NLOP Assets shall include, but not be limited to, all Assets recorded on the NLOP Balance Sheet; provided, that the amounts set forth on the NLOP Balance Sheet with respect to any Assets shall not be treated as minimum or maximum amounts or limitations on the amount of such Assets that are included in the definition of NLOP Assets.

“NLOP Balance Sheet” means the Unaudited Pro Forma Combined Balance Sheet as of June 30, 2023, as included in the Information Statement.

“NLOP Business” means the businesses, operations, activities, Assets and Liabilities of WPC and its Subsidiaries prior to the Transactions related to the real properties set forth in Section 1.1(a) of the Disclosure Schedule (other than the WPC Business).

“NLOP Common Shares” has the meaning set forth in the recitals to this Agreement.

“NLOP European Advisor” means W. P. Carey & Co. B.V., a wholly owned subsidiary of WPC.

“NLOP European Advisory Agreement” means the European Advisory Agreement to be entered into between NLOP and the European Advisor, substantially in the form attached hereto as Exhibit D, as such agreement may be modified or amended from time to time in accordance with its terms.

“NLOP Financing Arrangements” means the NLOP Mortgage Loan and the NLOP Mezzanine Loan.

“NLOP Group” means NLOP and the NLOP Subsidiaries.

“NLOP Indemnitees” means each member of the NLOP Group and their Affiliates and each of their respective current or former stockholders, trustees, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“NLOP Liabilities” means, except as otherwise expressly provided in this Agreement or one or more of the Ancillary Agreements:

(a)           all Liabilities relating to or arising out of the NLOP Assets whether arising prior to, at the time of, or after the Effective Time, including (i) Indebtedness of NLOP or a NLOP Subsidiary that is outstanding at the Effective Time, including mortgage debt relating to the NLOP Assets, (ii) any known or unknown disputes or claims with respect to tenants, property sellers, Governmental Authorities or other third parties relating to the NLOP Business, including all contracts entered into in the name of, or expressly on behalf of, the NLOP Business, including all leases related to the NLOP Assets and all other contractual obligations with respect to service providers, tenants, property sellers and other third parties, and (iii) any insurance charges related to the NLOP Business or the NLOP Assets pursuant to any Insurance Policy held by WPC or NLOP for the benefit of the NLOP Business and NLOP Assets;

(b)           all Liabilities recorded on the NLOP Balance Sheet, subject to the satisfaction of any Liabilities subsequent to the date of the NLOP Balance Sheet; provided that the amounts set forth on the NLOP Balance Sheet with respect to any Liabilities shall not be treated as minimum or maximum amounts or limitations on the amount of such Liabilities that are included in the definition of NLOP Liabilities pursuant to this clause (b);

(c)           the NLOP Financing Arrangements, and any expenses or Liabilities related thereto;

(d)           any potential Liabilities with respect to matters identified on, and subject to the limitations set forth on, Section 1.2 of the Disclosure Schedule;

(e)           all Liabilities arising out of claims made by NLOP’s trustees, officers and Affiliates after the Effective Time against WPC or NLOP, to the extent relating to the NLOP Assets; and

(f)            all Liabilities that are expressly created by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by NLOP or any other member of the NLOP Group, and all agreements, obligations and Liabilities of any member of the NLOP Group under this Agreement or any of the Ancillary Agreements.

“NLOP Mezzanine Borrower” means a subsidiary of NLOP, which is expected to directly or indirectly own 100% of the equity of the NLOP Mortgage Loan Borrowers immediately following the Separation.

“NLOP Mezzanine Loan” means the $120.0 million mezzanine loan facility entered into between the NLOP Mezzanine Borrower and the Lenders pursuant to that certain Mezzanine Loan Agreement, dated September 20, 2023, between NLO Mezzanine Borrower LLC and JPMorgan Chase Bank, N.A., and the documents related thereto.

“NLOP Mortgage Loan” means the $335.0 million senior secured mortgage loan entered into among the NLOP Mortgage Loan Borrowers and the Lenders pursuant to that certain Loan Agreement, dated September 20, 2023, by and among JPMorgan Chase Bank, N.A. and the borrowers named therein, and the documents related thereto.

“NLOP Mortgage Loan Borrowers” means certain subsidiaries of NLOP, which are expected to collectively own the Mortgaged Properties immediately following the Separation.

“NLOP US Advisor” means W. P. Carey Management LLC, a wholly owned subsidiary of WPC.

“NLOP US Advisory Agreement” means the US Advisory Agreement to be entered into between NLOP and the US Advisor, substantially in the form attached hereto as Exhibit C, as such agreement may be modified or amended from time to time in accordance with its terms.

“NLOP Subsidiaries” means the Subsidiaries of NLOP listed in Exhibit A, and any Subsidiary of NLOP formed after the date of this Agreement and prior to the Distribution Date.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Period” has the meaning set forth in Section 8.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Record Date” means the close of business on the date, to be determined by the board of directors of WPC, as the record date for determining holders of WPC Common Stock entitled to receive NLOP Common Shares in the Distribution.

“Record Holders” has the meaning set forth in Section 4.2.

“Registration Statement” means the registration statement on Form 10 of NLOP with respect to the registration under the Exchange Act of the NLOP Common Shares to be distributed in the Distribution, including any amendments or supplements thereto.

“Rules” has the meaning set forth in Section 10.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Security Interests” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the transactions contemplated by Article II.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between WPC and NLOP, substantially in the form attached as Exhibit B hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Authority” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Treasury Regulations” has the meaning set forth in the Tax Matters Agreement.

“WPC” has the meaning set forth in the preamble to this Agreement.

“WPC Accounts” has the meaning set forth in Section 2.6(a).

“WPC Assets” means all Assets owned, directly or indirectly, by WPC, other than any NLOP Assets.

“WPC Business” means shall mean, other than the NLOP Business, the businesses, operations and activities of WPC and the WPC Group.

“WPC Common Stock” has the meaning set forth in the recitals to this Agreement.

“WPC Group” means WPC and the Subsidiaries of WPC other than NLOP and the NLOP Subsidiaries.

“WPC Indemnitees” means each member of the WPC Group and its Affiliates (other than NLOP and the NLOP Subsidiaries) and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“WPC Liabilities” means any Liabilities of WPC or any of its Subsidiaries, other than any NLOP Liabilities.

Section 1.2            Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a)           words used in the singular include the plural and words used in the plural include the singular;

(b)           the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)           the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)           relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)           accounting terms used herein shall have the meanings historically ascribed to them by WPC and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)            reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)           reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)           references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)            if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Schedule;

(j)            if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k)           any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

Article II

THE SEPARATION

Section 2.1            Separation Transactions. On or prior to the Distribution Date, WPC shall, and shall cause NLOP and each other Subsidiary and controlled Affiliate of WPC to, effect each of the transactions set forth in Section 2.1 of the Disclosure Schedule, which transactions shall be accomplished in the order described thereon, and subject to the limitations set forth therein, in each case, with such modifications, if any, as WPC shall determine are necessary or desirable for efficiency or similar purposes.

Section 2.2            Transfers of Assets and Assumptions of Liabilities.

(a)           Transfer of Assets and Assumption of Liabilities Prior to Effective Time. Subject to Section 2.1 and Section 2.2(b), in accordance with Section 2.1 of the Disclosure Schedule and to the extent not previously effected prior to the date hereof pursuant to Section 2.1 of the Disclosure Schedule, WPC and NLOP agree to take all actions necessary so that, immediately prior to the Effective Time, (i) the NLOP Group will own, to the extent it does not already own, all of the NLOP Assets and none of the WPC Assets, and (ii) the NLOP Group will assume, to the extent it is not already liable for, all NLOP Liabilities. For the avoidance of doubt, Section 2.1 of the Disclosure Schedule shall take precedence in the event of any conflict between the terms of this Article II and Section 2.1 of the Disclosure Schedule, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Effective Time shall be deemed to have been made prior to the Effective Time consistent with Section 2.1 of the Disclosure Schedule.

(b)           Deferred Transfers and Assumptions.

(i)           Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii)          To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(iii)         From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out (including by providing notice, as applicable) to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv)         In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(v)          The Parties agree to treat, for all Tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.2(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(c)           Misallocated Assets and Liabilities.

(i)           In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.2(b).

(ii)          In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.2(b).

(d)           Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities. Each Party hereby waives compliance by each other Party and its respective Group members with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the Transactions.

Section 2.3            Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in this Agreement.

(a)           Each of WPC and NLOP shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to, as soon as reasonably practicable following the applicable Transactions, (i) have any member(s) of the WPC Group removed as guarantor of, indemnitor of or obligor for any NLOP Liability, including the termination and release of any Security Interest on or in any WPC Asset that may serve as collateral or security for any such NLOP Liability; and (ii) have any member(s) of the NLOP Group removed as guarantor of, indemnitor of or obligor for any WPC Liability, including the termination and release of any Security Interest on or in any NLOP Asset that may serve as collateral or security for any such WPC Liability.

(b)           If and to the extent required:

(i)           to obtain a release of any member of the WPC Group from a guarantee or indemnity for any NLOP Liability, NLOP or one or more members of the NLOP Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any WPC Asset that may serve as collateral or security for any such NLOP Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which NLOP or the NLOP Group would be reasonably unable to comply or (ii) which NLOP or the NLOP Group would not reasonably be able to avoid breaching;

(ii)          to obtain a release of any member of the NLOP Group from a guarantee or indemnity for any WPC Liability any member of the NLOP Group, WPC or one or more members of the WPC Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any NLOP Asset that may serve as collateral or security for any such WPC Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which WPC or the WPC Group would be reasonably unable to comply or (ii) which WPC or the WPC Group would not reasonably be able to avoid breaching.

(c)           Until such time as WPC or NLOP has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.3, (i) the Party or the relevant member of its Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability (in respect of a mortgage or otherwise) arising from or relating thereto in accordance with the provisions of Article IX and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities (in respect of mortgages or otherwise) of such guarantor, indemnitor or obligor thereunder; and (ii) each of WPC and NLOP, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto have theretofore terminated by documentation satisfactory in form and substance to such other Party.

Section 2.4            Termination of Intercompany Agreements.

(a)           Except as set forth in Section 2.4(b), WPC, on behalf of itself and each of the other members of the WPC Group, and NLOP, on behalf of itself and each of the other members of the NLOP Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.4. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)           The provisions of Section 2.4(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i)           this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), if any;

(ii)          any confidentiality or non-disclosure agreements among any members of either Group or employees of the NLOP Advisors; and

(iii)         any agreement listed or described on Section 2.4(b) of the Disclosure Schedule.

Section 2.5            Settlement of Intercompany Account. Each Intercompany Account outstanding immediately prior to the Distribution Date (other than those set forth on Section 2.5 of the Disclosure Schedule), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the WPC Group and the NLOP Group prior to the Effective Time, in each case, in the manner agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Section 2.5 of the Disclosure Schedule, if any, shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Account.

Section 2.6            Bank Accounts.

(a)           Each Party agrees to use commercially reasonable efforts to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend or substitute all contracts or agreements governing each bank and brokerage account owned by NLOP (including any WPC bank or brokerage account that is part of the NLOP Business) or any other member of the NLOP Group (collectively, the “NLOP Accounts”) and all contracts or agreements governing each bank or brokerage account owned by WPC (including any WPC bank or brokerage account that is not part of the NLOP Business) or any other member of the WPC Group (collectively, the “WPC Accounts”) so that each such NLOP Account and WPC Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any WPC Account or NLOP Account, respectively, is de-Linked from such WPC Account or NLOP Account, respectively.

(b)           With respect to any outstanding checks issued or payments initiated by WPC, NLOP, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

Section 2.7            Rent Allocations. The Parties further agree that no later than 60 days following the Distribution Date, WPC shall be reimbursed an aggregate of $366,395.83 for certain estimated rent payable with respect to the NLOP Assets that relates to uncollected rent for the period between October 1, 2023 and the Effective Time, which shall be paid by wire transfer to an account designated by WPC in immediately available funds.

Article III

CERTAIn actions prior to the distributioN

Section 3.1            SEC and Other Securities Filings.

(a)           Prior to the date of this Agreement, the Parties caused the Registration Statement to be declared effective by the SEC.

(b)           Prior to the date of this Agreement, WPC caused the Information Statement to be mailed to the Record Holders.

(c)           The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(d)           The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2            NYSE Listing Application.

(a)           Prior to the date of this Agreement, the Parties caused an application for the listing on the NYSE of NLOP Common Shares to be issued to the Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed.

(b)           The Parties shall use commercially reasonable efforts to have the NYSE Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

(c)           WPC shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3            Distribution Agent Agreement. On or prior to the date of this Agreement, WPC shall, if requested by the Distribution Agent, enter into a distribution agent agreement with the Distribution Agent.

Section 3.4            NLOP Advisory Agreements. On or prior to the Distribution Date, NLOP shall enter into the NLOP Advisory Agreements.

Section 3.5            Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.6            Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the NLOP Advisory Agreements and the Tax Matters Agreement, as well as such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and to the effect the Transactions (collectively, the “Ancillary Agreements”).

Section 3.7            Governance Matters.

(a)           Organizational Documents. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated declaration of trust of NLOP, the amended and restated bylaws of NLOP and the amended and restated operating agreement of NLOP LLC, each substantially in the forms filed by NLOP with the SEC as exhibits to the Registration Statement.

(b)           Officers and Trustees. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and trustees of NLOP will be as set forth in the Information Statement.

Article IV

THE DISTRIBUTION

Section 4.1            Dividend to WPC. On or prior to the Distribution Date, NLOP shall issue to WPC as a stock dividend such number of NLOP Common Shares (or WPC and NLOP shall take or cause to be taken such other appropriate actions to ensure that WPC has the requisite number of NLOP Common Shares) as may be required to effect the Distribution.

Section 4.2            Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, WPC will authorize the Distribution Agent, for the benefit of holders of record of WPC Common Stock at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of all outstanding NLOP Common Shares and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.3.

Section 4.3            Mechanics of the Distribution.

(a)           On the Distribution Date, WPC will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, one (1) NLOP Common Share for every fifteen (15) shares of WPC Common Stock held by such Record Holder on the Record Date (the “Distribution Ratio”), subject to Section 4.3(b). All such NLOP Common Shares to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. All of the NLOP Common Shares distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)           Record Holders who, after aggregating the number of NLOP Common Shares (or fractions thereof) to which such Record Holder would be entitled on the Record Date, would be entitled to receive a fraction of a NLOP Common Share in the Distribution, will receive cash in lieu of fractional shares. Fractional NLOP Common Shares will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (i) determine the number of whole shares and fractional shares of NLOP Common Shares allocable to each Record Holder, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of the Record Holders who would otherwise be entitled to fractional share interests, and (iii) distribute to each such Record Holder such holder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of NLOP Common Shares after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. NLOP shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of WPC, NLOP or the applicable Distribution Agent will guarantee any minimum sale price for the fractional NLOP Common Shares. Neither WPC nor NLOP will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of WPC or NLOP. Any NLOP Common Shares or cash in lieu of fractional shares with respect to NLOP Common Shares that remain unclaimed by any Record Holder after the Distribution Date shall be the responsibility of NLOP, and any such Record Holder shall look only to NLOP, not WPC, for such NLOP Common Shares and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

(c)           Notwithstanding any other provision of this Agreement, WPC, the Distribution Agent or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Tax Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. An applicable withholding agent may collect the deducted or withheld amounts by reducing to cash a sufficient portion of the NLOP Common Shares that a Person would otherwise receive, and may require that such Person bear the brokerage or other costs from this withholding procedure.

Article V

CONDITIONS

Section 5.1            Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by WPC, in its sole and absolute discretion, at or before the Effective Time:

(a)           the Separation shall have occurred;

(b)           the NLOP Financing Arrangements shall have been executed and the conditions for borrowing thereunder satisfied, and $382.4 million from the borrowings under the NLOP Financing Arrangements shall have been transferred to WPC, in each case in accordance with Section 2.1 of the Disclosure Schedule;

(c)           the board of directors of WPC shall have declared the Distribution, which declaration may be made or withheld at its sole and absolute discretion;

(d)           the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(e)           WPC shall have mailed the Information Statement (and such other information concerning NLOP, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(f)            all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(g)           WPC shall not be required to register as an investment company under the Investment Company Act;

(h)           NLOP shall not be required to register as an investment company under the Investment Company Act;

(i)            the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(j)            the Ancillary Agreements, including the NLOP Advisory Agreements and the Tax Maters Agreement, shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(k)           any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(l)            no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no Law shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(m)          no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of WPC, exercised in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 5.2            Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of WPC, and the board of directors of WPC may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of WPC concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of WPC to any other Person to effect any of the Transactions or in any way limit WPC’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

Article VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1            Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2            As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

Article VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1            Insurance Matters.

(a)           Prior to the Distribution Date, WPC and NLOP shall use commercially reasonable efforts to obtain separate Insurance Policies for NLOP related to all applicable currently existing WPC Insurance Policies on commercially reasonable terms (it being understood that NLOP shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of NLOP pursuant to this Section 7.1).

(b)           From and after the Effective Time, (i) WPC shall be entitled to terminate, or cause to be terminated, coverage under existing insurance policies with respect to the NLOP Assets, NLOP Liabilities, WPC Assets, and WPC Liabilities, (ii) WPC shall be entitled to cause the WPC Assets and WPC Liabilities to be covered by existing or new insurance policies of the WPC Group, and (iii) NLOP shall cause the NLOP Assets and the NLOP Liabilities to be covered by existing or new insurance policies of the NLOP Group.

(c)           This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of either Group in respect of any insurance policy or any other contract or policy of insurance.

(d)           From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the NLOP Group or the WPC Group, as the case may be (the “Loss Party”), arising from events or occurrences prior to the date on which the Effective Time occurs (“Insurance Termination Date”), WPC or NLOP, respectively (the “Insured Party”), will provide the Loss Party with access to, and the Loss Party may, upon ten (10) days’ prior written notice to the Insured Party, make claims under the Insured Party’s third-party insurance policies in place prior to the Insurance Termination Date and the Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Loss Party’s Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)           the Loss Party shall report any claim to the Insured Party as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the Insured Party’s claim reporting procedures provided in advance to the Loss Party and in effect immediately prior to the Insurance Termination Date (or in accordance with any modifications to such procedures after the Insurance Termination Date communicated by the Insured Party to the Loss Party in writing in advance of any such claim);

(ii)          the Loss Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party, nor any member of its Group, shall have any obligation to repay or reimburse Loss Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses incurred by the Insured Party or any members of its Group to the extent resulting from any access by the Loss Party or any other members of its Group to, or any claims made by the Loss Party or any other members of its Group under, any insurance provided pursuant to this Section 7.1(d), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Loss Party’s Group, its employees or third parties; and

(iii)         any payments and reimbursements by the Loss Party pursuant to this Section 7.1(d) will be made within thirty (30) days after the Loss Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Loss Party’s obligations herein, the Loss Party agrees to indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees. The Insured Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Loss Party Liabilities and/or claims the Loss Party has made or could make in the future, and no member of the Loss Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Insured Party’s insurers with respect to any of the Insured Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Loss Party shall cooperate with the Insured Party and share such information as is reasonably necessary in order to permit the Insured Party to manage and conduct its insurance matters as it deems appropriate. Neither the Insured Party nor any of the members of the Insured Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Insured Party or any member of the Insured Party’s Group for any acts or omissions by any member of the Loss Party’s Group incurred prior to the Insurance Termination Date.

Section 7.2            No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a)           Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, in WPC’s or NLOP’s conflicts of interest policies, or in the Ancillary Agreements, (x) each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, trustee, director or employee of the other Group, and (y) neither Party or Group, nor any officer, trustee or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b)           Except as expressly provided herein, in WPC’s or NLOP’s conflicts of interest policies, or in the Ancillary Agreements, and except as WPC and each other member of the WPC Group, on the one hand, and NLOP and each other member of the NLOP Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer, trustee or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the other Group nor its stockholders shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such corporate opportunity, is hereby renounced by such Group on its behalf and on behalf of its stockholders. Accordingly, subject to Section 7.2(c) and except as expressly provided herein, in WPC’s or NLOP’s conflicts of interest policies, or in the Ancillary Agreements, (i) neither Group nor any officer, trustee or director thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the other Group and (ii) each Group has the right to hold any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers, trustees or directors thereof shall have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the other Group and its stockholders and shall not be liable to the other Group and its stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers, trustees or directors pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or such Group and its officers, trustees or directors does not present, offer or communicate information regarding the corporate opportunity to the other Group.

(c)           Except as expressly provided herein, in the Ancillary Agreements, or in WPC or NLOP’s conflicts of interest policies, and except as WPC and each other member of the WPC Group, on the one hand, and NLOP and each other member of the NLOP Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that in the event that a trustee, director or officer of either Group who is also a trustee, director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as trustee, director or officer of either Group, then (A) such trustee, director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such trustee, director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group).

(d)           Except as expressly provided herein, in WPC’s or NLOP’s conflicts of interest policies, or in the Ancillary Agreements, if the NLOP Advisors acquire knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the NLOP Advisors, nor any agent or advisor thereof, shall have any duty to communicate or present such corporate opportunity to either Group and shall not be liable to either Group or to their stockholders for breach of any fiduciary duty by reason of the fact that the NLOP Advisors pursue or acquire the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to either Group or another Person, or does not present such corporate opportunity to either Group.

(e)           For the purposes of this Section 7.2, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers, trustees or directors will be brought into conflict with that of such Group.

Section 7.3            Cooperation. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner the vesting of any restricted NLOP Common Shares received in the Distribution that relate to shares of restricted WPC Common Stock. The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include, as applicable, employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable laws.

Article VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1            Agreement for Exchange of Information.

(a)           For a period (the “Period”) of three (3) years following the Distribution Date or until the termination of both of the NLOP Advisory Agreements, whichever is longer, as soon as reasonably practicable after written request: (i) WPC shall afford to any member of the NLOP Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the NLOP Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the WPC Group immediately following the Distribution Date that relates to any member of the NLOP Group or the NLOP Assets and (ii) NLOP shall afford to any member of the WPC Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the WPC Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the NLOP Group immediately following the Distribution Date that relates to any member of the WPC Group or the WPC Assets; provided, however, that in the event that NLOP or WPC, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Period shall be extended with respect to requests related to any third party litigation or other dispute filed prior to the end of such period until such litigation or dispute is finally resolved.

(b)           Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), NLOP shall use its commercially reasonable efforts to cooperate with any requests from any member of the WPC Group pursuant to Section 8.1(a) and WPC shall use its commercially reasonable efforts to cooperate with any requests from any member of the NLOP Group pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2            Ownership of Information. Any information owned by any Person as of the Effective Time that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3            Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the actual expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4            Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for the duration of the Period, except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the records retention policies and procedures of WPC as in effect on the Distribution Date or modified in good faith thereafter.

Section 8.5            Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate or incomplete, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6            Production of Witnesses. At all times from and after the Distribution Date, upon reasonable advance request:

(a)           NLOP shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the WPC Group, the trustees, the directors, officers, employees and agents of any member of the NLOP Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such trustees, directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the NLOP Group is adverse to any member of the WPC Group; and

(b)           WPC shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the NLOP Group, the trustees, the directors, officers, employees and agents of any member of the WPC Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such trustees, directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the WPC Group is adverse to any member of the NLOP Group.

Section 8.7           Confidentiality.

(a)           NLOP (on behalf of itself and each other member of its Group) and WPC (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective trustees, directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (including the NLOP Advisors, as applicable) who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall, to the extent legally permissible, promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable and legally permissible, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable and legally permissible) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining at the sole cost of the Party seeking such protective order or remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b)           Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)           Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy (as to electronic Confidential Information, to the extent practical) any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group and shall be permitted to retain copies of Confidential Information to the extent necessary to comply with legal, regulatory, audit or document retention policies. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8            Privileged Matters.

(a)           Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b)           Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of NLOP and its Affiliates or WPC and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i)           WPC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the WPC Assets, whether or not the privileged information is in the possession of or under the control of WPC or NLOP. WPC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting WPC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the WPC Group, whether or not the privileged information is in the possession of or under the control of WPC or NLOP; and

(ii)           NLOP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the NLOP Assets, whether or not the privileged information is in the possession of or under the control of WPC or NLOP. NLOP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting NLOP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the NLOP Group, whether or not the privileged information is in the possession of or under the control of WPC or NLOP.

(c)           The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). NLOP may not waive, and shall cause each other member of the NLOP Group not to waive, any privilege that could be asserted by a member of the WPC Group under any applicable Law, and in which a member of the WPC Group has a shared privilege, without the consent of WPC, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. WPC may not waive, and shall cause each other member of the WPC Group not to waive, any privilege that could be asserted by a member of the NLOP Group under any applicable Law, and in which a member of the NLOP Group has a shared privilege, without the consent of NLOP, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

(d)           In the event of any litigation or dispute between or among NLOP and WPC, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e)           If a dispute arises between or among NLOP and WPC, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not withhold consent to any request for waiver by such party except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(f)            Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former trustees, directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall, to the extent legally permissible, promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(g)           The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9            Financial Information Certifications. The Parties agree to reasonably cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

Article IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1            Release of Pre-Distribution Claims.

(a)           Except as provided in Section 9.1(c), effective as of the Effective Time, NLOP does hereby, for itself and each other member of the NLOP Group, release and forever discharge each WPC Indemnitee, from any and all Liabilities whatsoever to any member of the NLOP Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b)           Except as provided in Section 9.1(c), effective as of the Effective Time, WPC does hereby, for itself and each other member of the WPC Group, release and forever discharge each NLOP Indemnitee from any and all Liabilities whatsoever to any member of the WPC Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c)           Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i)           any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii)          any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii)         any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the WPC Group from any member of the NLOP Group, or by any member of the NLOP Group from any member of the WPC Group from and after the Effective Time; or

(iv)         any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(d)           NLOP shall not make, and shall not permit any other member of the NLOP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any WPC Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). WPC shall not make, and shall not permit any member of the WPC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any NLOP Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2            Indemnification by NLOP. Except as provided in Section 9.4 and Section 9.5, NLOP shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the NLOP Group to, indemnify, defend and hold harmless the WPC Indemnitees from and against any and all Losses of the WPC Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)           any NLOP Liability, including the failure of any member of the NLOP Group or any other Person to pay, perform or otherwise promptly discharge any NLOP Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)           any breach by any member of the NLOP Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;

(c)           any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement other than information that relates solely to the WPC Assets;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date; provided, however, that no member of the NLOP Group shall have any obligation under this Article IX to indemnify any member of the WPC Group against any Losses to the extent that such Losses arise by virtue of a breach of this Agreement by a member of the WPC Group or the gross negligence, willful misconduct or fraud of any member of the WPC Group. As used in this Section 9.2, “Appropriate Member of the NLOP Group” means the member or members of the NLOP Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3            Indemnification by WPC. Except as provided in Section 9.4 and Section 9.5, WPC shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the WPC Group to, indemnify, defend and hold harmless the NLOP Indemnitees from and against any and all Losses of the NLOP Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)           any WPC Liability, including the failure of any member of the WPC Group or any other Person to pay, perform or otherwise promptly discharge any WPC Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)           any breach by any member of the WPC Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)           any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information contained in the Registration Statement or the Information Statement that relates solely to the WPC Assets;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date; provided, however, that no member of the WPC Group shall have any obligation under this Article IX to indemnify any member of the NLOP Group against any Losses to the extent that such Losses arise by virtue of a breach of this Agreement by a member of the NLOP Group or the gross negligence, willful misconduct or fraud of any member of the NLOP Group. As used in this Section 9.3, “Appropriate Member of the WPC Group” means the member or members of the WPC Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4            Procedures for Indemnification.

(a)           An Indemnitee shall give prompt notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)           If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall promptly deliver to the Indemnifying Party (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)           An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d)           Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e)           Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)            In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)           Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.5            Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds to which the Indemnitee is entitled, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance proceeds or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6            Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of NLOP and each other member of the NLOP Group, on the one hand, and WPC and each other member of the WPC Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.7            Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.8            Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.9            Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article X

DISPUTE RESOLUTION

Section 10.1          Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 10.2          Negotiation and Dispute Resolution.

(a)           Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b)           Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)           If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3          Arbitration.

(a)           If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall, on the demand of either Party, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 10.3.

(b)           There shall be three (3) arbitrators. Each Party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the Parties. If either Party fails to timely select an arbitrator then the Party who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with either Party) and the Party that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the Party fails to select the second (2nd) arbitrator by that time, the Party who has appointed the first (1st ) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and if such Party should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral and impartial and unaffiliated with either Party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each Party having a limited number of strikes, excluding strikes for cause.

(c)           The place of arbitration shall be New York, New York, unless otherwise agreed by the Parties.

(d)           There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)           In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. Any award shall be subject to the provisions of Section 9.9. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars. Subject to Section 10.3(g), the Party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f)           Except to the extent expressly provided by this Agreement or as otherwise agreed by the Parties, each Party shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees). Each Party shall bear the costs and expenses of its selected arbitrator and the Parties shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)           Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, this Section 10.3(g) shall apply to any appeal pursuant to this Section 10.3(g) and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of either Party.

(h)           Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 10.3(g), the Award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties relating to the Agreement Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)           This Section 10.3 is intended to benefit and be enforceable by the Parties and their respective successors and assigns and shall be binding upon the Parties, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

(j)           The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(k)           Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Article XI

TERMINATION

Section 11.1          Termination. Upon written notice, this Agreement and each of the Ancillary Agreements, may be terminated at any time prior to the Effective Time by and in the sole discretion of WPC without the approval of any other Party.

Section 11.2          Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

Article XII

MISCELLANEOUS

Section 12.1          Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control, and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2          Payment of Expenses. All costs and expenses incurred related to this Agreement, the Ancillary Agreements and the Transactions on or prior to the Distribution Date, shall be the responsibility of NLOP and paid by NLOP (or, if paid by WPC, reimbursed by NLOP). Following the Separation, unless as otherwise set forth in the Ancillary Agreements or else agreed in writing by the Parties, each Party shall pay their own costs and expenses.

Section 12.3          Amendments and Waivers.

(a)           Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)           Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4          Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5          Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6          Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7          Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)           If to WPC:

One Manhattan West

395 Ninth Avenue

New York, NY 10001

Attention: Chief Legal Officer

(b)           If to NLOP:

c/o W. P. Carey Inc.

One Manhattan West

395 Ninth Avenue

New York, NY 10001

Attention: Chief Legal Officer

Section 12.8          Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.9          Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10        Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.11        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 12.12        Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.13        Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.14        Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.15        Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.16        Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 2.2(b)(v), 4.3(b), 4.3(c), and 7.3), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

W. P. Carey Inc.

By:	/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

Net Lease Office Properties

By:	/s/ Jason E. Fox
Name: Jason E. Fox
Title: Chief Financial Officer

[Signature Page to Separation and Distribution Agreement]

ExhibiT A

NLOP Subsidiaries

Subsidiary	State/Country of Incorporation/Formation
NLO OP LLC	Delaware
NLO Mezzanine Borrower LLC	Delaware
NLO Pledgor LLC	Delaware
NLO MB TRS LLC	Delaware
NLO Holding Company LLC	Delaware
NLO SubREIT LLC	Delaware
NLO International Holding LP	Delaware
NLO International Holding GP TRS LLC	Delaware
NLO Financing B.V.	Netherlands
NLO Holding B.V.	Netherlands
308 Route 38 LLC	Delaware
500 Jefferson Tower (TX) LLC	Delaware
6000 Nathan (MN) LLC	Delaware
601 Jefferson Manager (DE) LLC	Delaware
601 Jefferson Tower (TX) LLC	Delaware
ADS2 (CA) LLC	Delaware
AIRLIQ (TX) LLC	Delaware
AUTOPRO (GA) LLC	Delaware
Call LLC	Delaware
Develop (TX) LP	Delaware
Drug (AZ) LLC	Delaware
FLOUR POWER (OH) LLC	Delaware
GRC-II (TX) LLC	Delaware
GRC-II (TX) Limited Partnership	Delaware
Health Landlord (MN) LLC	Delaware
HM Benefits (MI) LLC	Delaware
HNGS AUTO (MI) LLC	Delaware
ICall BTS (VA) LLC	Delaware
JPCENTRE (TX) LLC	Delaware
JPCENTRE Manager (TX) LLC	Delaware
JPTampa Management (FL) LLC	Delaware
Medi (PA) LLC	Delaware
Mercury (MI) LLC	Delaware

Metaply (MI) LLC	Delaware
Morisek Hoffman (IL) LLC	Delaware
Morrisville Landlord (NC) LP	Delaware
Morrisville Landlord GP (NC) LLC	Delaware
Oak Creek 17 Investor (WI) LLC	Delaware
Popcorn (TX) LLC	Delaware
RACO (AZ) LLC	Delaware
Roosevelt Blvd North (FL) LLC	Delaware
RRD (IL) LLC	Delaware
RUSH IT LLC	Delaware
Spring Forest Road (NC) LLC	Delaware
Stone Oak 17 (TX) LLC	Delaware
Telegraph (MO) LLC	Delaware
Truth (MN) LLC	Delaware
USO Landlord (TX) LLC	Delaware
Vandenburg Blvd (PA) LLC	Delaware
WPC Crown Colony (MA) LLC	Delaware
(CA) ADS, LLC	Delaware
Avasu (AZ) LLC	Delaware
Avasu (AZ) Transferee LLC	Delaware
Boom (MN) LLC	Delaware
Boom (MN) Transferee LLC	Delaware
CII Landlord (IL) LLC	Delaware
CII Landlord (IL) MM LLC	Delaware
GRC GP (TX) LLC	Delaware
GRC (TX) LP	Delaware
Hawk (IA) LLC	Delaware
Hawk Landlord (IA) LLC	Delaware
Hawk JV Landlord (IA) LLC	Delaware
Jax Costa (FL) LLC	Delaware
Jax Costa Transferee LLC	Delaware
Jax Costa Transferee Principal LLC	Delaware
Merge (WI) LLC	Delaware
Merge (WI) Transferee LLC	Delaware
MIS EGN (MN) LLC	Delaware
MIS-EGN (MN) Transferee LLC	Delaware
Orlando Storage 17 (FL) LLC	Delaware
Turbo Headquarters (TX) LLC	Delaware
Turbo Headquarters (TX) Transferee LLC	Delaware
Venice (CA) LP	Delaware
Venice (CA) Transferee LLC	Delaware
Venice (CA) Transferee Principal LLC	Delaware
ØAV 88 AS	Norway
Finnestadveien 44 II AS	Norway
NLO Admir B.V.	Netherlands
NLO Npow B.V.	Netherlands
NLOP Noki Sp. z o.o.	Poland